UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☑	Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended: December 31, 2004

OR

☐	Transition report pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the Transition Period From _____ to _____

Commission file number 1-8308

Luby’s Savings and Investment Plan

(Full title of the plan)

13111 Northwest Freeway Suite 600
Houston, Texas 77040

(Address of principal executive office)

Item 1 Audited Statements of Net Assets Available for Benefits
Item 2 Audited Statement of Changes in Net Assets Available for Benefits
SIGNATURE
EXHIBIT INDEX
Audited Financial Statements
Consent of Padgett, Stratemann & Co., L.L.P.
Certification by the CEO Pursuant to Section 906
Certification by the CFO Pursuant to Section 906

REQUIRED INFORMATION

Item 1 Audited Statements of Net Assets Available for Benefits

Audited statements of net assets available for benefits at December 31, 2004 and 2003, prepared in accordance with the financial reporting requirements of ERISA are filed herewith as an exhibit.

Item 2 Audited Statement of Changes in Net Assets Available for Benefits

Audited statement of changes in net assets available for benefits for the year ended December 31, 2004, prepared in accordance with the financial reporting requirements of ERISA are filed herewith as an exhibit.

SIGNATURE

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the administrator of the plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

LUBY’S, SAVINGS AND INVESTMENT PLAN.

Date: June 29, 2005	By:	/s/ Peter Tropoli

Peter Tropoli
Senior Vice President-Administration

EXHIBIT INDEX

1	Audited financial statements, notes thereto, and supplemental schedule

2	Consent of Padgett, Stratemann & Co., L.L.P.

99.1	Certification by the CEO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

99.2	Certification by the CFO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002